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                                                                    EXHIBIT 10.4


                          DEVELOPMENT/LICENSE AGREEMENT
                          -----------------------------

         Agreement made this 4th day of March 1994 between GeoTel Communications Corporation, a corporation with its principal place of business at 25 Porter Road, Littleton, Massachusetts 01460 ("Licensee") and DANAR Corporation, a corporation with its principal place of business at 1608 NE 179th Street, Seattle, Washington 98155 ("Licensor").

         In consideration of the mutual covenants contained herein, the parties agree as follows:

         1. LICENSE GRANT. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a perpetual, worldwide, non-exclusive license to use the software program(s) (the "Program") identified on Exhibit A attached hereto. Licensee will receive all machine readable source code for the Program and may modify the Program or combine it with other software, provided that the portions of such derivative software incorporating the Program shall remain subject to the provisions hereof. Usage of the Program by Licensee will be limited to any application developed by licensee that incorporates the Program in a value added manner and where the Program does not constitute the predominant/primary market focus of the application. Licensee has the right to enter into licensing and/or sub-licensing agreements with customers, vars, distributors and strategic partners for Licensee's developed applications that contain the Program, without restriction so long as usage of the Program by such entities is as defined herein and the Programs source code is not disclosed.

         2. MATERIALS FURNISHED. Licensor shall furnish Licensee with one (1) copy of the machine readable source code for the Program and one (1) copy of Licensor's standard user documentation for the Program (the "Documentation"). Licensee shall have the right to duplicate, in whole or in part, the Program or the Documentation in either its original form or incorporated within Licensee's products or documentation. Licensor shall also furnish Licensee with source code for Licensor's entire portfolio of SS7 software for possible future use by Licensee under the terms herein.

         3. CONFIDENTIALITY. Licensee acknowledges that the Program and the Documentation (collectively the "Licensed Material") constitute valuable and proprietary information of Licensor and that the entire right, title and interest in and to the Licensed Material, together with all copyright and other rights related thereto, shall at all time reside with Licensor. Licensee may disclose the functionality and architecture of the Licensed Materials in conjunction with its normal business operations. Licensee will not disclose source code. Release of source code by licensee to any third party either intentionally or otherwise constitutes a preach of this agreement Licensor may, upon such violation terminate this agreement without recourse if violation is not remedied within 30 days. Licensee has the right to remove or revise any legends or notices affixed to the Licensed Material.

         4. DEVELOPMENT SCOPE AND PAYMENT SCHEDULE. Licensor agrees to commence a best efforts development program that delivers the following by May 1, 1994:

         a.) a modified version of the Program consisting of ANSI MTP, ANSI SCCP and CCITT TCAP as required by the AT&T document dated May 1, 1993 titled AT&T Intelligent Call Processing Service - SS7 Network Interface Specifications for a two-link combined linkset implementation, including co-operative interface design with Licensee's engineers for the interface between the SS7 stack and the TCP/IP stack for Licensee's application.

         b.) Provide one week of on-site testing and integration support for AT&T qualification and certification testing of the Licensee's application at a to-be-defined AT&T location.

         c.) Provide complete documentation for the modified Program.

         d.) Provide training at DANAR Corporation on system design and capabilities for a period not to exceed two (2) weeks. (training can be on Licensee's site if agreement is reached on expenses.)


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In consideration for the deliverables defined above, the Licensee agrees to the following payment schedule:













                                     *












         5. ROYALTY FEE AND PAYMENT. *






This one time royalty represents the entire amount paid for the perpetual License described in Paragraph 1. Licensee has no limitations to the number of copies it may distribute. These payments will not be made if deliverables described in Paragraph 4 are not completely accepted by 12/31/94.

         6. INFRINGEMENT. Licensor shall defend Licensee against a claim that the modified Program, when used within the scope of the License granted herein, infringes a U.S. patent, copyright or right to license. Licensor shall pay all costs and damages finally awarded as a result of such a claim, provided that (a) Licensee immediately notifies Licensor of such claim, (b) Licensor has sole control on the defense and settlement thereof, and (c) such claim does not arise as a result of Licensee's modification of the Program or use of the Program in connection with other software. If such a claim occurs or in Licensor's opinion is likely to occur, Licensor will obtain for Licensee the right to continue to use the Program or modify the Program so that it becomes non-infringing. Licensor warrants that it has the right to enter into this agreement and can deliver clear title to grant the License rights described herein.

         7. WARRANTY AND LIMITATION OF WARRANTY AND REMEDY. Licensor warrants that for a period of six (6) months starting on January 1, 1995 for the modified Program and for a period of three (3) years from date of receipt by Licensee for each CCS7 Attachment card (the "Hardware") shall comply with Licensor's specifications as defined in Appendix B. Upon receipt of notice from Licensee during such period that the Program fails to comply with such specifications, Licensor shall make best efforts to provide programming and related services to correct such errors and defects in a timely manner. Upon receipt of notice from Licensee during such period that the Hardware fails to comply with such specifications, Licensor shall repair or replace the defective component within 45 days of receipt of such failed component. Any and all shipment costs will be paid by Licensee.

         8. LIMITATION OF LIABILITY. LICENSOR'S LIABILITY FOR DAMAGES HEREUNDER, WHETHER FOR BREACH OF WARRANTY OR CONTRACT, TORT (INCLUDING NEGLIGENCE) OR

* Portions have been omitted for confidential treatment.

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OTHERWISE, BUT EXCLUDING INFRINGEMENT, SHALL IN NO EVENT EXCEED THE AMOUNT OF
THE LICENSE FEE PAID BY LICENSEE. IN NO EVENT WILL LICENSOR HAVE ANY LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES OR FOR LOST PROFITS OR SAVINGS, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

         9.   MAINTENANCE. *

















Licensee will provide a four (4) quarter non-binding forecast to Licensor on a quarterly basis. Licensee will place non-cancelable purchase orders on a quarterly calendar basis. Lead time will be 90 days. Licensor will deliver to Licensee a version of the Hardware and Program that conforms with the IBM AT bus specification which requires no modifications to the Licensee's software application external to the supplied SS7 program no latter than June 1, 1995. Pricing is FOB Seattle, WA exclusive of taxes, insurance, shipping and duties.

         11. MANUFACTURING RIGHTS. Licensee will be granted full and complete manufacturing rights and License to the Hardware upon the following occurrence:

         a.) A change of the majority ownership of Licensor occurs. In the event Licensee evokes this clause upon change of ownership, Licensee will pay to Licensor a royalty of $200.00 per card for the first quantity of 500 Hardware cards the Licensee produces. Licensee retains the right to continue product procurement of Hardware product through new majority ownership upon change of ownership

         b.) Licensor files or has filed against it court action for the purpose of bankruptcy or liquidation.

         c. Licensor fails to meet delivery of Hardware against an accepted purchase order within the 90 day lead time for delivery.

All of Licensor's related documentation, bill of materials, vendor listings, mechanical drawings and schematics for the Hardware will be on file at Licensees premises. These documents will be delivered to Licensee no latter than 12/31/94. Release of these documents by licensee to any third party either intentionally or otherwise constitutes a preach of this agreement. Licensor may, upon such violation terminate this agreement without recourse if violation is not remedied within 30 days.


         12.  MISCELLANEOUS PROVISIONS.

              a.) Licensee shall have the right to assign the rights granted hereunder if a change in the majority ownership in Licensee occurs or upon the sale of all or substantially all of the assets of Licensee.


* Portions have been omitted for confidential treatment.


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              b.) Licensor shall have the right to assign the rights granted hereunder if a change in the majority ownership in Licensor occurs or upon the sale of all or substantially all of the assets of Licensor. Licensee retains the rights defined in section 11(a).

              c.) Licensee shall have until April 1, 1994 to evaluate the Product. If Licensee determines the Product does not perform to specification or meet the requirements of Licensee's application then this entire agreement will be void. Any payments made to Licensor will be forfeited by Licensee.

              d.) All notices given hereunder shall be in writing addressed to the other party at its address set forth in the preamble hereof, to the attention of its President in the case of Licensee and to its President in the case of Licensor.

              e.) If any provision hereof is held to be unenforceable for any reason, such determination shall not affect the validity or enforceability of the remaining provision hereof. Licensor shall not be responsible for any failure to fulfill its obligations hereunder due to reasons beyond its control.

              f.) This Agreement (i) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, (ii) shall be binding upon and insure to the benefit of the parties and their respective successors and assigns, subject to the restriction on transfer set forth in Subparagraph 12 (a) hereof, (iii) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior or contemporaneous agreements, understandings, proposals, promises and representations in connection therewith, and (iv) may be amended, modified, waived or revoked only by a written instrument executed by both parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal in duplicate originals as of the date first written above.

GEOTEL COMMUNICATIONS CORPORATION            DANAR CORPORATION

By:                                     By:
   -------------------------------          ------------------------------------

Title:                                  Title:
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